Exhibit 99.1

FOR IMMEDIATE RELEASE

        "BSD MEDICAL LEADING THE WAY FOR NEW ENTREPRENEURIAL FRONT"-UTAH
                               BUSINESS MAGAZINE

     SALT LAKE CITY, February 8, 2005-BSD Medical Corp. (OTCBB:BSDM) today reported that Utah Business Magazine has featured the company in an article entitled, "Harnessing Heat-BSD Finds New Markets for Thermal Technologies." According to the article, "BSD is leading the way for the new entrepreneurial front in Utah." Utah is home to operations of many well-known medical companies, and it has provided many new medical innovations, from the first artificial heart to leading developments in genetics and advanced medical devices.

     The focus of the article is on the innovations within BSD Medical, including the creation of the technology used to found TherMatrx, a company that BSD spun out, and has since been purchased by American Medical Systems. The article notes that "the sale was a boon for BSD, giving confidence in future technologies, as well as the capital to develop other thermal therapy technologies."

     Utah Business emphasized the contributions of BSD's innovations to medical technology, including cancer therapy. Concerning the innovation that the company provided through TherMatrx the article said, "in the past, the options for treating BPH (enlarged prostate) were either surgery to remove the obstructing tissue, with a three percent chance of death and an uncomfortable recovery, or hormone treatment, which entailed some fairly significant side effects with natural complications." The TherMatrx system offers "a less-invasive way of treating enlarged prostate, a common symptom of which is the constriction of urine flow that affects half of the male population over 50."

     In assessing the impact of the TherMatrx sale on BSD the article states that it "opened the door for more innovation . . . BSD is now capable of further pursuing treatments for cancers and benign conditions."

     BSD Medical Corporation is a leading developer of microwave and radio frequency systems for thermal medicine applicable to the treatment of cancer, benign diseases and other medical conditions. For more information about BSD Medical Corp. and its innovations visit www.BSDMC.com [http://www.BSDMC.com].

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     Statements contained in this press release that are not historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

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